EXHIBIT 3.04

Third Amendment to the
Ninth Amended and Restated Declaration and Agreement of Trust of
RJO Global Trust

This THIRD AMENDMENT TO THE NINTH AMENDED AND RESTATED DECLARATION AND AGREEMENT OF TRUST of the RJO Global Trust (the “Trust”) dated as of November 29, 2013 is hereby made by R.J. O’Brien Fund Management, LLC, in its capacity as the managing owner (the “Managing Owner”) of the Trust currently operated pursuant to the Ninth Amended and Restated Declaration and Agreement of Trust made and entered into as of September 1, 2010 (the “Trust Agreement”).  All capitalized terms that are not defined herein shall be as defined in the Trust Agreement.

RECITALS

WHEREAS, Section 20(a) of the Trust Agreement permits the Managing Owner to amend the Trust Agreement without the consent of the Unitholders in order to make any amendment to the Trust Agreement which the Managing Owner deems advisable, provided that such amendment is for the benefit of and not adverse to the Unitholders or the Trustee, or that is required by law;

WHEREAS, the Managing Owner has determined that the below amendments are for the benefit of and not adverse to the Unitholders or the Trustee;

NOW, THEREFORE, the Trust Agreement is hereby amended as follows, such amendments to become effective on November 29, 2013:

1.	The first paragraph of Section 9(c) is hereby deleted and replaced with the following:

The Trust shall pay the monthly Brokerage Fee, equal to approximately .92% of the Trust’s month-end assets on an annual basis with respect to the Units.  With respect to Class A and Class D Units, the Trust shall pay a selling commission to the selling agents of 2.0% annually.  Class D Units may also be subject to an initial selling commission of up to 2.0% of the amount invested.  Class B and Class C Units shall not be subject to a selling commission.

2.	Section 13 is hereby amended to add the following:

Class D Units will not be subject to any redemption charges.

IN WITNESS WHEREOF, the undersigned have duly executed this Third Amendment to the Ninth Amended and Restated Declaration and Agreement of Trust as of the day and year first above written.

R.J. O’BRIEN FUND MANAGEMENT, LLC
as Managing Owner

By:           /s/ Julie M. DeMatteo
Name:      Julie M. DeMatteo
Title:        Managing Director

WILMINGTON TRUST COMPANY
not individually but solely as Trustee

By:           /s/ David B. Young
Name:      David B. Young
Title:        Vice President